Exhibit 99.1

Biofrontera Announces Achievement of Two Milestones Associated with Series B-3 Convertible Preferred Stock Warrants

WOBURN, MA / ACCESSWIRE / May 3, 2024 / Biofrontera Inc. (NASDAQ:BFRI) (the “Company”), a biopharmaceutical company specializing in the commercialization of dermatological products, today announced that the Board of Directors has met and certified that two criteria described in warrants to purchase Series B-3 Convertible Preferred Stock issued by the Company on February 22, 2024 (the “Warrants”) have been fulfilled by the Company.

The Warrants were issued pursuant to a private placement of securities in February 2024, and the exercise of the Warrants will trigger payments totaling $8 million (gross) to the Company.

The principal milestone that had to be achieved relating to the Warrants was an increase in revenue, excluding revenue from related parties, of at least 5% from January 1 to April 30, 2024 vs. the same time period in 2023. The Board certified that by the end of April 2024, the Company had achieved greater than 5% year-over-year growth and thus fulfilled this criterion.

The second milestone was that the Company successfully implemented a new customer relationship management system with more than 95% adoption over the past two months. The Board also certified achievement of this criterion.

Given that the Company also received shareholder approval to increase its authorized capital on April 24, 2024, the Warrants’ expiration date will be five (5) days following the effectiveness of a registration statement of Form S-1, by which the company registers the shares underlying the Series B-3 Convertible Preferred Stock. The Company filed a registration statement to register such shares on May 2, 2024 subject to SEC approval.

“I am delighted that we have, contingent upon SEC approval of the S1, achieved the milestones we committed to in February this year and are on our way to securing the additional funding that was outlined in the agreement. As well as achieving this growth in revenues, our organization has adopted a new customer relationship management system which is driving further improvement in the efficiency of our salesforce and provides a platform for the effective launch of new equipment and indications,” said Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the securing of additional funding for the Company, the registering of the shares underlying the Warrants and the improvements in the Company’s salesforce and its ability to market its products. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF- RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

Contacts:

Investor Relations

Andrew Barwicki

1-516-662-9461

ir@bfri.com